EXHIBIT 99.1

Public Relations Contact:

Martin Flynn

InFocus Corporation

503.685.8112

martin.flynn@infocus.com

Public Relations Contact:

Lauren Pokras

The Lavidge Company

(480) 998-2600 x542

lpokras@lavidge.com

For Immediate Release

InFocus Names Lisa K. Prentice Senior VP, Finance

Finance veteran in line to serve as CFO pending regulatory filing

WILSONVILLE, Ore., (January 17, 2008) — InFocus Corporation (NASDAQ:INFS), the industry pioneer in digital projection technology, is pleased to announce the appointment of Lisa K. Prentice as Senior Vice President, Finance effective January 21, 2008.

Upon completion of the filing of the Company’s annual report and Form 10K Ms. Prentice will be appointed the Chief Financial Officer for InFocus.

Prentice has more than 25 years finance and accounting experience in global organizations most recently serving for seven years as CFO and Vice President of Finance for PACCESS, a global packaging supply chain services company. At PACCESS, Prentice was responsible for directing all global financial activities including operations in Asia. Before PACCESS, Prentice worked for Xerox where she integrated numerous financial activities and systems for the $19 billion international company.

“Clearly, Lisa Prentice is a great fit for InFocus,” said Bob O’Malley, President and Chief Executive Officer for InFocus. “In addition to an extensive finance and accounting background, Lisa has been involved in marketing, human resources and IT functions during her career. Lisa is an executive who can be strategic when needed or can roll up her sleeves and dive into the detail.”

“I’m excited to be joining InFocus, a company that has close ties to the Portland community and I have respected throughout the years,” said Prentice. “I look forward to working with the management team, shareholders and all of our employees around the world to continue building on the operational improvements made over the past several quarters.”

Prior to Xerox, Prentice spent more than a decade managing numerous key financial efforts and projects at Tektronix, a $1 billion world-wide manufacturer of high-technology electronic products.

Prentice earned a BS degree in accounting from the University of Oregon and holds an MBA from Portland State University.

About InFocus Corporation

InFocus® Corporation (NASDAQ: INFS) is the industry pioneer and a global leader in the digital projection market. More than twenty years of experience and engineering breakthroughs ensure continuous improvements in the marketplace, and an immersive audio visual impact in business, education and home environments. InFocus elevates the presentation of ideas, information, and entertainment to a vivid, unforgettable experience. With over 1.5 million projectors sold, InFocus sets the industry standard for product innovation and the big picture experience. For more information on InFocus please visit: www.infocus.com.

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InFocus, In Focus, INFOCUS (stylized), IN, ASK, Proxima, LiteShow, LP, ScreenPlay, Play Big, Work Big, Learn Big and The Big Picture are either registered trademarks or trademarks of InFocus Corporation in the U.S. and abroad. All other trademarks are used for identification purposes only and are the property of their respective owners in this and other countries. All rights reserved.